Jenni Earle

Do you need a reminder of how brave and capable you are? Of course you do! We ALL do these days... From our artisan, domestically made bandanas to our encouraging, vintage-inspired trophies, our work fulfills this mission of leaving this world braver than we found it.


BE BRAVE
every chance you get

Invest

$99.45 minimum investment

DEADLINE: February 10, 2023

in a month

SHARE PRICE
$1.17

TOTAL RAISED
$11,608

VALUATION
$7,020,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Jenni Earle is a maker of talismans for courage and authenticity. We want each interaction with our brand to feel like a pep talk from your best friend. In the past 5 years, we have generated approximately $1.4M in revenue from our retail customers and wholesale program that includes over 200 stores, including features at Magnolia and Free People as well as custom collaborations for Shinola Detroit and Vail Resorts.

5 years strong

$1.4 M in lifetime sales,
having put every dollar we've made back into building the brand

a wild and exciting ride of intense learning and effort

200+ wholesale accounts
across America and 5 other countries

the **central goal of the brand,**
to inspire courage and authenticity.


i had a vision to make talismans
that people could hold and wear
to remind them how brave
and strong they already are!


that was five years ago...
and just look at ALL this bravery!
TWO WORDS, ONE FINGER

"This is my GO-TO gift for all the special people in my life!"

- Mollie O.
Customer

my story









Growing up in west virginia, i loved working in the garage with my grandpa, Earl. He always had a bandana tucked into his pocket that he'd use to wipe the sawdust off a piece of furniture he was building or clean his hands after coming out from under the hood of a car. He never said, "you're too young to help", or "you're a girl, so probably shouldn't run the drill press". When he wasn't looking, i would swipe that bandana and hold it, trying to channel all his strength and bravery into my being.

The bandana became a talisman for me, a symbol of his bravery.

I want to tell y'all a bit my personal story. I think (HOPE) it will give you a deeper understanding of how i came to do the work of making these talismans and, more importantly, how i came to know that you are infinitely braver and stronger than you know, and so am I.

Looking through the lens of my childhood, it seemed like the steps went like this;
you meet a boy, get married, have two kids and live happily ever after without even arguing.

That's not exactly how things went for me. I thought pleasing everyone else was the way to go.
I was the wife, mother and daughter i was supposed to be. But internally, I was drowning.
Exhausted and disappointed in myself, I let my self-respect and worth fade away.
I also have the experience to know my brain chemistry was also working against me.
I sank into a depression so deep i couldn't see out.

Within months, I was admitted to the hospital for being a risk to myself.

After a week of intense openness and exploration, my climb out of that dark hole began.
A friend said to me, "you gotta find a way to make your outside self match your inside self."
I clung to that idea, and finally i began to hear my own voice again.

I started making choices based on how something made me FEEL,
not how others would perceive it. my authenticity became my guidepost!


i'm still standing












Stay True

I worked so hard to rebuild my worth and sense of joy. I left the marriage.
I just KNEWI had to bring something to the marketplace that could help people in these struggles.

So, in the spring of 2017, i designed and made a bandana that reads,
"be brave" as a talisman for people to carry or wear and KNOW their own courage.

I took them to a local craft fair and they SOLD OUT! People really resonated with this product.
I'm not selling a secret elixir that makes you brave. I'm giving you something to hold onto to discover how brave and strong you already are. Had i not gone through the deep darkness,
I wouldn't have known the reality of this simple, undeniable fact:

You have as many possibilities for your life as you are willing to see.

It takes holding onto the belief that you can do the hard things and then carry out one action, then the next and the next. Big change doesn't happen overnight, but the choice we make to be brave happens as many times in a day as it takes. My children now trust those tough twist and turns in their path because they have my example of getting knocked around by life and standing back up tall.

This brand, this community we're building, is my dream come true.
I come to this work each day with so much gratitude.
Never forget that i am right here rootin' you on!

"Ooooh this bandana! It feels like a special piece of my heart already. Beautifully made and sturdy, gorgeous color, thoughtful packaging and sentiment. An all around beauty!"

- Sophie S.
Customer

COMPANY HIGHLIGHTS



$1.4 million LTR
revenue generating since 2017
high growth potential
OF NET SALES GO TO ★ MENTAL HEALTH ORGANIZATIONS ★
5%
charitable brand values
women owned and operated
12K instagram followers
loyal social community
our cotton is grown + milled in the southern US

THE WHY

We are all so much braver and more capable than we realize! This is something I realized about myself after going through a deep depression in my mid 30s. As I climbed out of that dark hole, I was amazed how my healing skyrocketed when I began to listen to and trust my own voice again. We, as humans, need encouragement to believe in ourselves and build the life we dream of.

As we began to design products with this truth in mind, the response was overwhelming, both in retail and wholesale accessories and gift markets. We've touched countless women and men who just needed a nudge to start living a life they are truly engaged in and wake up to their authenticity.

BUSINESS MODEL



business model
Business 2 Business
Direct To Consumer
- wholesale program
- custom design partnerships
jenniearle.com
- we nurture the shit outta these folks

Our current revenue streams are:

- **DTC** - end consumers buy online through our website and social media marketplaces or at curated marketplaces
- **B2B** - selling in bulk to the gift & apparel boutique market (of which there are over 50K in the US alone), we continue to widen our distribution opportunities and amplify our brand in this space.
- **Promotional bandanas** - businesses collaborate with Jenni Earle to design custom items that we produce using our supply chains. We've done this work for small and large brands, musicians and organizations. This branch grew exponentially in 2021.

MARKET



market size
HIGH GROWTH POTENTIAL
for our mantra-based goods as we broaden our offerings into the gift + wellness markets
$22 B
$1.5 T
niche, artisan bandana market
US gift market
global wellness market

Sources: IBISWorld, McKinsey

We have been firmly in the Bandana/Scarf market until July 2022. This was an intentional choice for us because we wanted to spend time building brand identity around this core niche product, the mantra-based bandana, establishing meaning and traction in this market before broadening our offering into more saturated markets.

Now we are finding traction in the broader gift market with additional products that carry that same inspiration and encouragement. They fit into the gift market with a focus on self-care and wellness, one of the fastest growing segments of that industry. With each new product extension, we plan to stay true to our mission to inspire courage and authenticity.

NEXT MOVES



We are planning expansions into the gift + accessories market to diversify our revenue model
LAUNCHED
SOLD ALMOST 2,500 TROPHIES IN 2 MONTHS
THIS AIN'T MY FIRST RODEO
TROPHIES
MANTRA COIN JEWELRY
JOURNALS + BOOKS
SOCKS
BRAND VALUES
encouraging mantra based goods
major consumer trend: self care + improvement
jenni earle's aesthetic + utility
we build our goods to last, which builds consumer trust + loyalty
transparent supply chain
major consumer trend: supply chain transparency

We made our first move into the broader gift market this summer with our line of vintage inspired trophies and they were a big hit! We were named *Top 3 finds at the Atlanta Home + Gift Market* and have already sold close to 2,500 trophies in just a few months.

We are working on the designs now to launch a line of jewelry and socks. Both highly giftable items to broaden our consumer appeal and distribution. With each new product expansion, we move closer to our goal of a full lifestyle brand. Sticking firmly to our core brand values and aesthetics, our goal is to deepen our customer trust and loyalty as we grow.


mood board
jenni earle
a complete
lifestyle brand

"I could not love the product and material more, and the message and support in addition to an exceptional product is icing on the cake. I will certaintly be back for more purchases. Thank you for your positive energy!"

- Nico F.
Customer

PRESS

- **Bustle**
  These Bandanas Will Add A Healthy Dose Of Feminism To Your Fave Outfit
- **Visit Winston Salem**
  A Lesson On Turning Within
- **Gifts and Decorative Accessories Magazine**
  Top 3 Finds at Atlanta Market
- **Garden & Gun**
  Made in the South Awards 2017

TEAM



Jenni Hopkins
Founder & CEO

- University of Texas at Austin
- Parsons College of Design
- Wardrobe and Set stylist
- Dressed major Country Music Stars



Gabrielle Cardall
Head of Operations

- St. Mary's College
- University of Maryland
- 25 years experience in Restaurant Management



Kari Foster Allison
Head of Sales

- University of NC, Wilmington
- Wake Forest University
- Grew and Exited a successful clothing business



Kristen Bryant
Head of Marketing

- Savannah College of Art and Design
- Start-Up experience with Mavenly
- Focus on Social Media Strategy



Bruce Maxwell
Fractional CFO

Bruce is a Fractional CFO specializing in startups. He has helped to organize and fund over 140 companies, mainly in Silicon Valley, but as far afield as London, Tokyo, and Hong Kong. He has deep expertise in venture finance and has personally inked over $83 million in startup funding.

Advisors



Julia Townsend
Visionary Brand Builder

Julia is a strategic, results driven executive and brand builder with 30+ years of experience and a proven track record of growth companies. She has held leadership roles with Nestle, Hanes, Kayser-Roth and Renfro Corp. and has category experience in Food, Pet, Apparel and Accessories with iconic brands including; Coffee-Mate, Hanes, Fruit of The Loom, Calvin Klein, Donna Karan, Russell Athletic, HUE and Hot Sox.



Ben Noland
Experienced Operator + Brand Builder

Ben Noland is an experienced business operator and strategist, general manager, entrepreneur and brand builder. He built a profitable consumer apparel company, Pesca Muerta, from the ground up, and led a successful exit within three years of launch.

USE OF PROCEEDS

If the offering's maximum amount of $1,069,999 is raised:

Use	Value	% of Proceeds
Compensation for managers	$100,000	9.3%
Inventory	$200,000	18.7%
Production Equipment	$150,000	14.0%
Digital Marketing	$200,000	18.7%
Hiring Staff	$250,000	23.4%
Developing New Products	$117,569	11.0%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Jenni Earle, Inc.. This offering must raise at least $10,000 by February 10, 2023 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Jenni Earle may issue additional securities to raise up to $1,069,999, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

6,914,529 shares
× $1.17 per share

$8,089,999 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

> Form C on November 10, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Facebook

UPDATES

Nov 23, 2022 • Triad business uses clothing to inspire...

Nov 23, 2022 • Our beloved Advisory Board Member, Ben Noland,...

Nov 18, 2022 • can you believe it?! one of the bravest, most...

Nov 10, 2022 • Primary offering of 914,529 shares at $1.17

Nov 10, 2022 • Filed Form C

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